Exhibit 10.6

FIRST AMENDMENT TO EMPLOYMENT CONTRACT

This FIRST AMENDMENT is made on of the 31st day of December, 2008, between KEVIN AUSTIN (hereinafter referred to as “Employee”) and TRX, INC., a Georgia corporation (hereinafter referred to as the “Company”).

WHEREAS, Employee and the Company previously entered into that certain Employment Contract dated December 7, 2006 (the “Employment Contract”); and

WHEREAS, Employee and the Company desire to amend certain terms and provisions of the Employment Contract and to make certain amendments for compliance with Code Section 409A;

NOW, THEREFORE, for and in consideration of the sum of Ten and no/100 Dollars ($10.00) in hand paid each to the other and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and the Company hereby agree to amend the Employment Contract as follows:

1. Section 2 of the Employment Contract shall be amended by deleting that section in its entirety and replacing it with the following new paragraph:

“2. Duties and Responsibilities. Effective as of 14 November, 2008, Employee shall be employed as Executive Vice President, Product Architecture of the Company, reporting directly to the President and CEO of the Company. As Executive Vice President, Product Architecture, Employee shall be responsible for overall management of the Enterprise Application Development group, in addition to any specific related duties and responsibilities as may be assigned to Employee by the Company. In addition, during the Term of the Employment Contract, Employee shall be responsible for preparing and submitting to the Company at least ninety (90) days prior to the end of the Company’s calendar year an annual budget and business plan for the operation of the Company for the upcoming calendar year. Said annual budget and business plan either shall be approved as submitted or modified, revised, or amended by the Company and delivered to Employee as the annual budget and business plan for the Company during the applicable calendar year. Employee agrees that he will not take any action inconsistent with the annual budget and business plan of the Company, as approved by the Company.

2. Section 3(b) of the Employment Contract shall be amended by adding the following sentence to the end thereof:

“Any annual discretionary bonus amount payable to the Employee shall be paid in the form of a lump sum payment no later than thirty (30) days following the date of the determination and approval of the bonus amount; provided, however, that to receive the bonus, the Employee must be an “active employee in good standing” on the date the bonus is paid.”

3. The amendments to the Employment Contract contained in this First Amendment shall be effective as of December 31, 2008, unless otherwise specified herein.

4. Except as specifically amended herein, the Employment Contract, as previously amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first above written.

EMPLOYEE

/s/ Kevin Austin
Kevin Austin

TRX, INC.

/s/ David D. Cathcart
David D. Cathcart, CFO